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                                                      Exhibit (12)

                                                  SNAP-ON INCORPORATED
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (Amounts in millions)


                                                   Thirteen Weeks Ended                Twenty-six Weeks Ended
                                              ------------------------------       -----------------------------
                                                June 30,           July 1,            June 30,          July 1,
                                                  2001              2000               2001              2000
                                              ------------      ------------       ------------      ------------

  Net Earnings                                   $    8.9           $  45.7            $  35.8            $106.4

  Adjustments:
       Income taxes                                   7.2              26.3               24.1              46.7
       Minority interest in earnings
         of consolidated subsidiaries                  .6                .6                1.0               1.2
       Cumulative effect                                -                 -                2.5             (25.4)
                                                 --------           -------            -------            ------
       Net Earnings as Defined                       16.7              72.6               63.4             128.9

  Fixed Charges:
       Interest on debt                               9.2              10.6               18.1              20.9
       Interest element of rentals                    1.3               1.3                2.6               2.6
                                                 --------           -------            -------            ------
  Total Fixed Charges                                10.5              11.9               20.7              23.5
                                                 --------           -------            -------            ------
  Total Adjusted Earnings Available
    for Payment of Fixed Charges                  $  27.2           $  84.5            $  84.1            $152.4
                                                  =======           =======            =======            ======

  Ratio of Earnings to Fixed Charges                  2.6               7.1                4.1               6.5
                                                  =======           =======            =======            ======


For purpose of computing this ratio, "earnings" consists of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "fixed charges," which consists of interest on debt and the estimated interest portion of rents.

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